CONTACT:
Lou Anne J. Nabhan
Louanne.nabhan@hamiltonbeach.com

For Immediate Release
Wednesday, March 6, 2024

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2023 RESULTS

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB) (The Company) today announced results for the fourth quarter and full year 2023.

Highlights of 2023 Periods Compared to 2022 Periods

	THREE MONTHS ENDED DECEMBER 31		TWELVE MONTHS ENDED DECEMBER 31
	2023	2022	2023	2022
	(In millions)
Revenue	$206.7	$196.2	$625.6	$640.9
Gross profit	$55.3	$34.1	$143.7	$129.1
% of revenue	26.8%	17.4%	23.0%	20.1%
Operating profit	$25.0	$11.3	$35.1	$38.8
% of revenue	12.1%	5.7%	5.6%	6.1%

Cash flow from operating activities			$88.6	$(3.4)
Total debt			$50.0	$110.9
Net debt			$34.6	$110.0

•Revenue in Q4 2023 grew 5.3% compared to Q4 2022, reflecting increased sales in the Company’s consumer markets overall partially offset by decreased sales in the Company’s global commercial market
•For the full year 2023, gross profit margin expanded by 290 basis points to 23.0%, reflecting lower product costs and favorable product mix
•Operating profit in Q4 2023 was $25.0 million compared to $11.3 million in Q4 2022, reflecting gross margin expansion
•Cash flow from operating activities for the full year 2023 was $88.6 million compared to a use of $3.4 million for the full year 2022, reflecting the Company's focus on improving net working capital
•For the full year 2024, the Company expects total revenue to increase modestly and operating profit to increase moderately

Results of the Fourth Quarter 2023 Compared to the Fourth Quarter 2022
Total revenue grew $10.4 million, or 5.3%, to $206.7 million compared to $196.2 million. Revenue growth reflected increased unit volume and favorable mix partially offset by lower average selling price. In the Company’s consumer markets, revenue increased in the U.S., Mexican and Latin American markets and decreased in the Canadian market.
In the Global Commercial market, revenue decreased compared to the fourth quarter of 2022, when revenue grew 57.1% due to a continued strong rebound in demand from the food service and hospitality industries from pandemic-driven demand softness. The year-over-year decline was attributable to lower sales in the international food service industry as several markets were overstocked as well as unrest in certain key countries that resulted in an unfavorable impact on sales.
Gross profit was $55.3 million compared to $34.1 million. Gross profit margin expanded to 26.8% compared to 17.4%, mostly reflecting lower product costs, which offset lower average sales price.
Selling, general and administrative expenses increased to $30.2 million compared to $22.8 million primarily due to higher incentive compensation, advertising, M&A and other expenses.
Operating profit was $25.0 million compared to $11.3 million.
Interest expense, net decreased to $0.4 million compared to $1.7 million primarily due to decreased average borrowings outstanding under the Company’s revolving credit facility.
Net income was $19.6 million or $1.40 per diluted share, compared to net income of $7.1 million, or $0.51 per diluted share.

Results of the Full Year 2023 Compared to the Full Year 2022
Total revenue of $625.6 million decreased 2.4% compared to $640.9 million, reflecting lower average selling price for the year and lower unit volume in the first half of 2023. In the Company’s consumer markets, revenue increased in the Mexican market and decreased in the U.S., Canadian, Latin American and Global Commercial markets.
Gross profit was $143.7 million compared to $129.1 million. Gross profit margin expanded to 23.0% compared to 20.1% reflecting lower product costs and favorable product mix.
Selling, general and administrative expenses were $108.4 million compared to $90.1 million, primarily due to higher incentive compensation and to the benefit of a $10 million insurance recovery in 2022. Additionally, there was an increase in employee-related costs in 2023 that was partially offset by a decrease in outside services.
Operating profit was $35.1 million compared to $38.8 million, which included the benefit of the insurance recovery.
Interest expense, net decreased by $1.6 million, to $3.0 million, primarily due to lower debt levels partially offset by higher interest rates.
The effective tax rate on income was 20.4% and 22.1% for the twelve months ended December 31, 2023 and 2022, respectively. The effective tax rate was lower for the twelve months ended December 31, 2023 due to the favorable impact of foreign operations in the current year.
Net income was $25.2 million, or $1.80 per diluted share, compared to net income of $25.3 million, or $1.81 per diluted share.

Cash Flow and Debt
For the year ended December 31, 2023, net cash provided by operating activities was $88.6 million compared to cash used for operating activities of $3.4 million for the year ended December 31, 2022, primarily due to the Company’s focus on net working capital improvement. Net working capital provided cash of $49.5 million in 2023 compared to a use of cash of $39.0 million in 2022. Net cash provided by accounts payable was $37.5 million in 2023 compared to $69.9 million used in 2022. Capital expenditures in 2023 were $3.4 million compared to $2.3 million in 2022. In 2023, the Company made $1.6 million in secured loan payments to HealthBeacon.
The Company allocated its strong cash flow primarily to reduce debt and return value to shareholders through the quarterly dividend and repurchase of stock. On December 31, 2023, total debt was $50.0 million compared to $110.9 million as of December 31, 2022. On December 31, 2023, net debt, or debt minus cash and cash equivalents, was $34.6 million compared to $110.0 million on December 31, 2022.
For the full year 2023, the Company paid $6.1 million in dividends and repurchased 250,772 shares of its Class A common stock at prevailing market prices for an aggregate purchase price of $3.1 million.

Outlook
In 2024, the retail marketplace for small kitchen appliances is expected to be modestly below 2023. The Company expects that continued progress with its strategic initiatives will enable it to deliver above market revenue performance. For the full year 2024, the Company expects total revenue to increase modestly compared to full year 2023. Revenue in both the first half and second half of 2024 is expected to increase modestly with the first half expected to be somewhat stronger than the second half mostly due to comparisons to the prior year. Operating profit for the full year 2024 is expected to increase moderately compared to 2023 based on an expansion of gross profit margin.
Continued progress with the Company’s six strategic initiatives is expected to drive revenue growth, expand margins, and generate strong cash flow over time. The initiatives are focused on increasing sales of innovative, higher priced, higher margin products in the Company’s core North American market. The following is a summary of each initiative.
Drive Core Growth: This initiative is focused on driving the growth of the Company’s flagship brands Hamilton Beach® and Proctor Silex® in its core North American market. Both brands have a long history of consumer trust, based on quality, durability and innovation. The Company has a long track record of developing innovative new products that improve everyday living in the small appliance category. Teams study consumer pain points and develop new product solutions that have enabled the Company to generate significant revenue over time. New products are supported by digital marketing, social media advertising and influencer marketing. Hamilton Beach® continues to be the #1 small kitchen appliance brand in the U.S. based on units sold.
Gain Share in the Premium Market: The Company continues to develop, license and acquire brands to increase its participation in the premium market. New products and digital marketing support underpin the strategy to grow this business. Premium products include the Company’s owned brands Hamilton Beach Professional® and Weston®, and the licensed brands Wolf Gourmet® countertop appliances, CHI® premium garment care products, CloroxTM True HEPA air purifiers, and Brita HubTM countertop electric water filtration appliances. The Company has an exclusive multiyear agreement to design, sell, market, and distribute Bartesian® premium cocktail delivery machines. In March 2023, the Company announced an agreement to provide the next generation of specialty appliances for use with Numilk® raw ingredients to create a variety of fresh non-dairy milk products on demand in homes and commercial establishments. Initial rollout for the new Numilk appliances began in early 2024.

Accelerate Growth of Hamilton Beach Health: Drawing on decades of experience as a trusted resource in the home, in 2021 the Company created the Hamilton Beach Health® brand. The Hamilton Beach Health business empowers people to take control of their health with digitally connected tools using in-home solutions. In February 2024, Hamilton Beach Health acquired HealthBeacon PLC, a medical technology firm and strategic partner of the Company since 2021. HealthBeacon develops connected devices that enable patients with chronic conditions to manage their injectable medication regimens at home and provides other health services. The Company believes HealthBeacon is an attractive investment with the potential to increase shareholder value over time as the business is scaled and expanded. Growth opportunities are expected to be driven by the development of in-home healthcare management tools, including Remote Therapeutic Monitoring systems. Sales are principally through the specialty pharmacy channel in the U.S. and directly to pharmaceutical companies outside the U.S. HealthBeacon’s revenue model is subscription based. Growth plans include attracting new patients and adding new chronic disease treatments. The acquisition combines the trusted brand name of Hamilton Beach and the Company’s leadership in innovation, engineering, and product development with HealthBeacon’s digital capabilities and patented technologies. Hamilton Beach Health and HealthBeacon together are focused on improving patient outcomes and accelerating access to more patients and new opportunities. In 2024, Hamilton Beach Health is expected to have an operating loss due to planned investments in the business and as HealthBeacon continues in the start-up phase. Hamilton Beach Health is expected to contribute to operating profit in 2025. Hamilton Beach Health continues to explore collaboration opportunities with other companies in the home medical market.
Lead in the Global Commercial Market: This initiative is focused on securing new business and increasing sales with existing customers that operate in the food service and hospitality industries throughout the world. The Hamilton Beach® brand, with its reputation for performance, reliability and differentiated products, is driving growth of commercial products. Continuing to develop products that create a competitive advantage in the Company’s core blending and mixing categories, as well as expanding into new categories organically, is the cornerstone of the strategy. Commercial customers include restaurants, fast food chains, bars and hotels. The Company’s products are sold through distributors and increasingly through internal sales capabilities. The Company’s commercial products are sold in more than 100 countries and more than 50% of revenue is from outside the U.S. Growth plans also include expanding customer relationships with regional and global restaurant and hotel chains. Building strength in ecommerce, which is becoming more important in the commercial market, is also a focus.
Accelerate Digital Transformation: The Company has a well-developed ecommerce capability and continues its investments to gain share in ecommerce markets for consumer and commercial products. The Company collaborates closely with omnichannel and online-only retail customers to leverage the fast-paced changes in the ecommerce channel and increase awareness and sell-through of its products. The Company focuses on robust digital marketing that includes online product content, search optimization and advertising, attracting favorable reviews and strong star ratings, and social media strategies. The Company’s U.S. distribution center provides the Company with the capability to ship small packages directly to consumers in partnership with retail customers. Ecommerce sales as a percentage of total revenue increased 1% to 39% in 2023 from 38% in 2022.
Leverage Partnerships and Acquisitions: This initiative is focused on identifying and securing businesses with a strategic fit to the Company’s portfolio. The Company is actively engaged in the pursuit of additional trademark licensing agreements, strategic alliances, and acquisitions to drive growth in all its markets, including accelerating the growth of Hamilton Beach Health in the home health market.

Conference Call
The Company will conduct an earnings conference call and webcast on Thursday, March 7, 2024, at 9:30 a.m. Eastern time. The call may be accessed by dialing 888-350-3452 (toll free), International 647-362-9199. Conference ID: 1809480. The conference call will also be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com. An archive of the webcast will be available on the website.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company operates through its wholly owned subsidiary Hamilton Beach Brands, Inc., a leading designer, marketer, and distributor of a wide range of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, fast food chains, bars, and hotels. The Company’s owned consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach Professional®, Weston®, and TrueAir®. The Company’s owned commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. The Company licenses the brands for Wolf Gourmet® countertop appliances, CHI® premium garment care products, CloroxTM True HEPA air purifiers, and Brita HubTM countertop electric water filtration appliances. The Company has exclusive multiyear agreements to design, sell, market, and distribute Bartesian® premium cocktail delivery machines, and specialty appliances to create Numilk® non-dairy fresh milk on demand. The Company’s Hamilton Beach Health subsidiary is focused on expanding the Company’s participation in the home health market. In February 2024, Hamilton Beach Health acquired HealthBeacon, a medical technology firm and strategic partner of the Company. HealthBeacon develops connected devices that enable patients with chronic conditions to manage their injectable medication regimens at home and provides other health services. For more information about Hamilton Beach Brands Holding Company, visit hamiltonbeachbrands.com.

Forward-Looking Statements
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) uncertain or unfavorable global economic conditions and impacts from global military conflicts; (2) the Company’s ability to source and ship products to meet anticipated demand; (3) the Company’s ability to successfully manage constraints throughout the global transportation supply chain; (4) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances; (5) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers; (6) bankruptcy of or loss of major retail customers or suppliers; (7) changes in costs, including transportation costs, of sourced products; (8) delays in delivery of sourced products; (9) changes in or unavailability of quality or cost effective suppliers; (10) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which the Company operates or buys and/or sells products; (11) the impact of tariffs on customer purchasing patterns; (12) product liability, regulatory actions or other litigation, warranty claims or returns of products; (13) customer acceptance of, changes in costs of or delays in the development of new products; (14) increased competition, including consolidation within the industry; (15) changes in customers’ inventory management strategies; (16) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of the Company’s products; (17) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation; (18) the Company’s ability to identify, acquire or develop, and successfully integrate, new businesses or new product lines; and (19) other risk factors, including those described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2023. Furthermore, the future impact of unfavorable economic conditions, including inflation, changing interest rates, availability of capital markets and consumer spending rates remains uncertain. In uncertain economic environments, we cannot predict whether or when such circumstances may improve or worsen, or what impact, if any, such circumstances could have on our business, results of operations, cash flows and financial position.

*****

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED DECEMBER 31		YEAR ENDED DECEMBER 31
	2023	2022	2023	2022
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue	$206,650	$196,248	$625,625	$640,949
Cost of sales	151,366	162,186	481,949	511,835
Gross profit	55,284	34,062	143,676	129,114
Selling, general and administrative expenses	30,245	22,759	108,395	90,120
Amortization of intangible assets	50	50	200	200
Operating profit (loss)	24,989	11,253	35,081	38,794
Interest expense, net	366	1,700	3,000	4,589
Other expense (income), net	(5)	130	385	1,776
Income (loss) before income taxes	24,628	9,423	31,696	32,429
Income tax expense (benefit)	5,059	2,325	6,454	7,162
Net income (loss)	$19,569	$7,098	$25,242	$25,267

Basic earnings (loss) per share:
Basic earnings (loss) per share	$1.40	$0.51	$1.80	$1.81

Diluted earnings (loss) per share:
Diluted earnings (loss) per share	$1.40	$0.51	$1.80	$1.81

Basic weighted average shares outstanding	13,966	13,882	14,036	13,970
Diluted weighted average shares outstanding	13,985	13,904	14,060	13,996

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	DECEMBER 31 2023	DECEMBER 31 2022
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$15,370	$928
Trade receivables, net	135,434	115,135
Inventory	126,554	156,038
Prepaid expenses and other current assets	9,457	12,643
Total current assets	286,815	284,744
Property, plant and equipment, net	27,401	27,830
Right-of-use lease assets	39,423	44,000
Goodwill	6,253	6,253
Other intangible assets, net	1,292	1,492
Deferred tax assets	2,581	3,117
Deferred costs	14,613	14,348
Other non-current assets	6,324	7,166
Total assets	$384,702	$388,950
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$99,704	$61,759
Accrued compensation	14,948	11,310
Accrued product returns	6,232	6,474
Lease liabilities	6,155	5,875
Other current liabilities	12,549	16,150
Total current liabilities	139,588	101,568
Revolving credit agreements	50,000	110,895
Lease liabilities, non-current	41,937	46,801
Other long-term liabilities	5,910	5,152
Total liabilities	237,435	264,416
Stockholders’ equity
Preferred stock, par value $0.01 per share	—	—
Class A Common stock, par value $0.01 per share; 11,161 and 10,663 shares issued as of December 31, 2023 and 2022, respectively	112	107
Class B Common stock, par value $0.01 per share, convertible into Class A on a one-for-one basis; 3,616 and 3,844 shares issued as of December 31, 2023 and 2022, respectively	36	38
Capital in excess of par value	70,401	65,008
Treasury stock	(12,013)	(8,939)
Retained earnings	99,398	80,238
Accumulated other comprehensive loss	(10,667)	(11,918)
Total stockholders’ equity	147,267	124,534
Total liabilities and stockholders’ equity	$384,702	$388,950

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	YEAR ENDED DECEMBER 31
	2023	2022	2021
	(In thousands)
Operating activities
Net income (loss)	$25,242	$25,267	$21,306
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	4,362	4,883	4,913
Deferred income taxes	(906)	372	2,110
Stock compensation expense	5,394	3,424	3,237
Brazil foreign currency loss	—	2,085	—
Other	(358)	(129)	1,025
Net changes in operating assets and liabilities:
Affiliate payable	—	—	(505)
Trade receivables	(18,768)	4,532	27,631
Inventory	30,761	26,399	(9,077)
Other assets	10,856	6,274	(4,729)
Accounts payable	37,493	(69,911)	(20,037)
Other liabilities	(5,440)	(6,614)	(8,017)
Net cash provided by (used for) operating activities	88,636	(3,418)	17,857
Investing activities
Expenditures for property, plant and equipment	(3,419)	(2,279)	(11,844)
Issuance of secured loan	(1,605)	—	—
Other	(150)	—	—
Net cash provided by (used for) investing activities	(5,174)	(2,279)	(11,844)
Financing activities
Net additions (reductions) to revolving credit agreements	(60,916)	14,383	(1,550)
Purchase of treasury stock	(3,074)	(2,979)	—
Cash dividends paid	(6,082)	(5,782)	(5,468)
Financing fees paid	—	(47)	(114)
Other financing	—	—	(134)
Net cash provided by (used for) financing activities	(70,072)	5,575	(7,266)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,084	(123)	(33)
Cash, cash equivalents and restricted cash
Increase (decrease) for the year	14,474	(245)	(1,286)
Balance at the beginning of the year	1,905	2,150	3,436
Balance at the end of the year	$16,379	$1,905	$2,150
Reconciliation of cash, cash equivalents and restricted cash
Continuing operations:
Cash and cash equivalents	$15,370	$928	$1,125
Restricted cash included in prepaid expenses and other current assets	72	62	48
Restricted cash included in other non-current assets	937	915	977
Total cash, cash equivalents and restricted cash	$16,379	$1,905	$2,150